Exhibit 99.1

OncoMed Pharmaceuticals Announces Full Year and

Fourth Quarter 2015 Financial Results and 2016 Guidance

Projects Two Years’ Cash Runway – without Partner-related Milestones/Opt-ins

OncoMed Management to Host Conference Call/Webcast this Afternoon at 4:30 p.m. ET/1:30 p.m. PT

REDWOOD CITY, Calif., March 10, 2016 – OncoMed Pharmaceuticals, Inc. (Nasdaq:OMED), a clinical-stage company developing novel cancer stem cell (CSC) and immuno-oncology therapeutics, today announced financial results for the year and quarter ended December 31, 2015 and provided 2016 guidance. As of December 31, 2015, pro-forma cash and marketable securities totaled $227.3 million, exceeding the company’s 2015 guidance of year-end cash of greater than $120 million. Full-year cash expense was $101.1 million, in line with the 2015 cash expense guidance of $100-$110 million.

2016 Financial Guidance

For the full year 2016, based on its current plans and expectations, OncoMed anticipates total cash expenses in the range of approximately $110-$120 million. OncoMed projects a 2016 year-end cash balance of more than $100 million, before considering the receipt of any potential collaboration milestones or opt-in payments. Potential milestone and opt-in payments over the course of 2016, 2017, and 2018 total over $270 million. Existing cash is anticipated to fund company operations for at least two years, without taking into account potential future milestones or payments from partners. This is an increase from the 1.5 years of cash guidance announced in January 2016 and is the result of pipeline and budget prioritization and careful fiscal management.

“Having extended our runway to greater than two years cash – without taking into account potential milestones over the course of those two years – OncoMed is well positioned to execute on plan and continue to build value through the advancement and growth of our research and development pipeline,” said Paul J. Hastings, Chairman and Chief Executive Officer. “We have a number of things to look forward to in 2016, including the advancement of three randomized Phase 2 trials, data from several earlier-stage clinical programs, and two new immuno-oncology programs moving toward IND filings in late 2016/early 2017.”

Key 2016 Milestones and Anticipated Events

Demcizumab (anti-DLL4, OMP-21M18)

•	Initiate a Phase 1b trial of demcizumab plus anti-PD-1 (pembrolizumab) in solid tumor patients in the first quarter.

•	Present updated survival data from the demcizumab Phase 1b non-small cell lung cancer (NSCLC) trial mid-year, contingent upon abstract acceptance.

•	Complete enrollment in the Phase 2 YOSEMITE clinical trial of demcizumab plus Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus gemcitabine in patients with first-line pancreatic cancer by year end. Data from this study are expected to be available in the first half of 2017.

•	Continue enrollment in the Phase 2 DENALI clinical trial of demcizumab plus carboplatin and pemetrexed in patients with first-line non-squamous NSCLC. Data from the Phase 2 DENALI trial are anticipated in late 2017-2018.

•	Data from YOSEMITE or DENALI trials could trigger a potential Celgene opt-in, leading to an as-yet undisclosed opt-in payment and the Phase 3 co-development and co-commercialization of demcizumab in the U.S.

OncoMed Reports Fourth Quarter and Year End 2015 Financial Results

Tarextumab (anti-Notch2/3, OMP-59R5)

•	Complete enrollment in the Phase 2 PINNACLE clinical trial of tarextumab plus platinum chemotherapy and etoposide in subjects with first-line extensive-stage small cell lung cancer by year end. Data from this study are expected to be available in early 2017. Data from PINNACLE could support an opt-in decision from GlaxoSmithKline (GSK) for the tarextumab program in the first half of 2017, resulting in a $25 million milestone payment to OncoMed, and the advancement of the program to a fully funded randomized Phase 3 trial funded and conducted by GSK.

Wnt Programs - Vantictumab (anti-Fzd7, OMP-18R5) and Ipafricept (Fzd8-Fc, OMP-54F28)

•	Present opt-in packages to Bayer for both vantictumab and ipafricept by late 2016/early 2017. Bayer can elect to exercise its option for vantictumab and/or ipafricept at any time through completion of the Phase 1b clinical trials. OncoMed could receive a total of $40 million with the potential opt-in by Bayer of these two programs, and the programs could be advanced to randomized Phase 2 clinical trials by Bayer.

•	Present clinical Phase 1b data from the vantictumab breast cancer and pancreatic cancer trials in 2016, contingent upon abstract acceptance.

•	Present clinical Phase 1b data from the ipafricept ovarian cancer and pancreatic cancer trials in 2016, contingent upon abstract acceptance.

Brontictuzumab (anti-Notch1, OMP-52M51)

•	Initiate Phase 1b clinical trial of brontictuzumab combined with chemotherapy in colorectal cancer patients including an expansion cohort of biomarker-selected patients. GSK and OncoMed have agreed to share out-of-pocket costs for the Phase 1b clinical trial and are currently in discussions to potentially extend GSK’s option through the end of the Phase 1b clinical trial. Currently, GSK may exercise its option for brontictuzumab at the end of Phase 1a or Phase 2 clinical trials.

Anti-DLL4/VEGF Bispecific (OMP-305B83)

•	Present data from the Phase 1a dose-escalation clinical trials of anti-DLL4/VEGF bispecific in the second half of the year, contingent upon dose-escalation and abstract acceptance.

•	In coordination with our partner, Celgene, initiate at least one Phase 1b anti-DLL4/VEGF bispecific clinical trial in combination with standard of care.

•	Completion of Phase 1b could trigger a potential Celgene opt-in, resulting in an as-yet undisclosed opt-in payment from Celgene and the potential co-development and co-commercialization of the program in the U.S.

Anti-RSPO3 (OMP-131R10)

•	Present data from the Phase 1a/b dose-escalation clinical trial of anti-RSPO3 in the second half of the year, contingent upon dose-escalation and abstract acceptance.

•	Completion of the Phase 1a/1b trial and delivery of the data could trigger a potential Celgene opt-in, resulting in an as-yet undisclosed opt-in payment from Celgene and the potential co-development and co-commercialization of the program in the U.S.

Immuno-Oncology Programs

•	Advance the immuno-oncology product candidate that is part of OncoMed’s collaboration with Celgene (IO#2) and OncoMed’s wholly owned GITRL-Fc program toward at least one Investigational New Drug (IND) application filing by the end of 2016. Both programs are currently advancing in IND-enabling preclinical studies.

OncoMed reiterated that over the course of the next three years (2016, 2017 and 2018), the company may be eligible to receive more than $270 million in potential opt-in and milestone payments from its partners:    over $168 million from its collaboration with Celgene, $60 million from Bayer and over $43 million from GSK. OncoMed is eligible for more than $5 billion in total potential milestone and option payments from its collaboration agreements with Celgene, Bayer, and GSK. To date, OncoMed has received over $450 million from its existing partners.

OncoMed Reports Fourth Quarter and Year End 2015 Financial Results

Full Year and Fourth Quarter 2015 Financial Results

Pro-forma cash, cash equivalents and short-term investments at the end of 2015 totaled $227.3 million, including a $70.0 million safety milestone related to the demcizumab program from Celgene, compared to $232.0 million as of December 31, 2014. The cash decrease was driven by increased spending related to pipeline development, partially offset by a recaptured tax payment associated with the Celgene collaboration 2013 upfront payment, and the achievement of milestone revenues from collaborative partnerships.

Revenues for the full year 2015 totaled $25.9 million compared to $39.6 million in 2014. OncoMed achieved the $70.0 million safety milestone for demcizumab from Celgene, which was recorded as deferred revenue and will be amortized over the performance period. The year-over-year decrease was primarily due to the recognition of an $11.0 million development milestone in 2014 related to the tarextumab “ALPINE” clinical trial.

Fourth quarter 2015 recognized revenues decreased to $6.8 million compared to $8.5 million for the fourth quarter of 2014. The decrease was due to revisions to the estimated periods of performance, which extended the amortization of upfront payments for the company’s GSK and Bayer collaborations. In the fourth quarter 2015, OncoMed achieved a $2.5 million milestone from Celgene for the candidate designation of a novel undisclosed immuno-oncology program as well as the $70.0 million safety milestone for demcizumab which was recorded as deferred revenue and will be amortized over the performance period. In the fourth quarter 2014, OncoMed received a $2.5 million milestone from Celgene for the candidate designation of anti-RSPO3 (OMP-131R10).

Research and development (R&D) expenses for the full year ended December 31, 2015 were $92.9 million compared with $76.4 million for the year ended December 31, 2014. For the fourth quarter of 2015, R&D expenses were $26.7 million compared to $20.6 million for the fourth quarter of 2014. Increases in R&D expenditures for the full year and fourth quarter were primarily attributable to increased personnel expenses, as well as increased program costs associated with the advancement of OncoMed’s clinical-stage product candidates and preclinical pipeline.

General and administrative (G&A) expenses for the years ended December 31, 2015 and 2014 were $18.6 million and $13.8 million, respectively. For the fourth quarter of 2015 G&A expenses were $5.0 million compared to $3.6 million for the fourth quarter of 2014. Higher full-year and fourth quarter costs for 2015 were primarily attributable to increased personnel expenses, including an increase in headcount and stock-based compensation, higher legal patent expenses, and financial expenses related to the S-3 shelf registration filing in June 2015.

Net loss for the year ended December 31, 2015 was $85.4 million ($2.84 per share), compared to $50.0 million ($1.69 per share) for the year ended December 31, 2014. Non-GAAP net loss for the year ended December 31, 2015 was $21.4 million ($0.71 per share), compared to $78.1 million ($2.63 per share) for the year ended December 31, 2014. Net loss for the fourth quarter of 2015 was $24.8 million ($0.82 per share) compared to $15.1 million ($0.50 per share) for the same period of 2014. Non-GAAP net income was $45.3 million ($1.50 per share) compared to non-GAAP net loss of $18.9 million ($0.63 per share) for the same period of 2014. The change in net loss for the year and fourth quarter were primarily due to increases in operational expenses and lower milestone revenues. Non-GAAP net income was attributable to the Celgene $70.0 million safety milestone.

OncoMed Reports Fourth Quarter and Year End 2015 Financial Results

Recent Highlights

Demcizumab (anti-DLL4, OMP-21M18)

•	In December 2015, OncoMed received a $70.0 million safety-related milestone from Celgene based on an analysis of the OncoMed Phase 1b and blinded interim Phase 2 clinical trial safety data that were available at that time.

•	Data from the pancreatic, non-small cell lung and ovarian cancer clinical trials showed no demcizumab-related Grade 3 or higher cardio-pulmonary toxicities among 155 patients treated with truncated dosing. Of those, 68 patients had received at least two cycles of demcizumab at the Phase 2 dose or higher and had been followed for at least 100 days.

•	In January 2016, OncoMed presented updated Phase 1b survival data for demcizumab in combination with Abraxane plus gemcitabine in previously untreated pancreatic cancer patients at the Gastrointestinal Cancer Symposium (ASCO GI).

•	In 32 previously untreated patients, the updated Kaplan-Meier estimated median progression-free survival was 7.1 months and median overall survival was 12.7 months for the patients who received the demcizumab-gemcitabine-Abraxane combination.

•	OncoMed has completed enrollment of the Phase 1b clinical trial in advanced ovarian cancer patients and as part of budget and pipeline prioritization, and will not conduct the Phase 2 portion of that clinical trial at this time.

Tarextumab (anti-Notch2/3, OMP-59R5)

•	In January 2016, OncoMed discontinued dosing of the ALPINE randomized Phase 2 clinical trial of tarextumab with Abraxane plus gemcitabine in advanced first-line pancreatic cancer.

•	A pre-planned data safety monitoring board (DSMB) analysis indicated a statistically significant worsening of response rate and progression-free survival (PFS) in the treatment arm in the overall intent-to-treat population, as well as a negative trend in each Notch biomarker subgroup and a strong trend to lack of benefit in the treatment arm for overall survival (OS), regardless of Notch biomarker levels. OncoMed conducted its own exploratory analysis of the unblinded Phase 2 data and confirmed key findings by the DSMB regarding futility of the ALPINE trial. Post-hoc, exploratory analyses conducted by OncoMed revealed subgroups of patients with decreased survival and a subgroup which appears to exhibit improved survival with tarextumab treatment.

•	In February 2016, OncoMed determined it would continue the “PINNACLE” Phase 2 trial of tarextumab in small cell lung cancer following a review of unblinded safety and efficacy data from both the ALPINE and PINNACLE studies by the U.S. Food and Drug Administration (FDA) and the PINNACLE DSMB. The PINNACLE study remains blinded to OncoMed, investigators and patients. Data from the Phase 2 PINNACLE trial are anticipated in 2017.

•	In February 2016, OncoMed presented updated survival data from the Phase 1b clinical trial of tarextumab plus chemotherapy in small cell lung cancer at the 16th Annual Targeted Therapies of Lung Cancer Meeting.

•	These data showed an apparent correlation between doses of tarextumab and duration of response. In 15 patients who received higher doses of tarextumab (at or above 12.5 mg/kg every three weeks) in combination with standard-of-care therapy, median PFS of 5.8 months and median OS of 16 months were observed.

Wnt Programs - Vantictumab (anti-Fzd7, OMP-18R5) and Ipafricept (Fzd8-Fc, OMP-54F28)

•	In November 2015, OncoMed and Bayer amended their agreement to enroll up to 12 additional subjects in the ongoing Phase 1b clinical trial of vantictumab in breast cancer and up to 12 additional subjects in the ongoing Phase 1b clinical trial of ipafricept in ovarian cancer. Bayer has agreed to reimburse OncoMed for all out-of-pocket expenses to support this additional patient enrollment.

•	In February 2016, OncoMed agreed with Bayer to discontinue two of the six ongoing Phase 1b trials of vantictumab and ipafricept due to changing standard-of-care paradigms and to better focus enrollment efforts and resource allocation. OncoMed expects to close out the Phase 1b trials of vantictumab in NSCLC and of ipafricept in hepatocellular carcinoma in the first half of 2016.

OncoMed Reports Fourth Quarter and Year End 2015 Financial Results

Non-GAAP Financial Measures

To supplement OncoMed’s financial results presented on a GAAP basis, OncoMed uses non-GAAP measures of net income and net loss and earnings per share that exclude non-cash expenses related to stock-based compensation expense, depreciation and amortization and deferred rent adjustment, and include deferred revenue. OncoMed management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an ongoing basis, and internally for operating, budgeting and financial planning purposes. OncoMed management believes that these non-GAAP measures help investors better evaluate the company’s past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures of net income and net loss and earnings per share may be different from, and not directly comparable to, similarly titled measures used by other companies. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled “Reconciliation of Non-GAAP Financial Measures.”

Conference Call Today

OncoMed management will host a conference call today beginning at 4:30 p.m. ET/1:30 p.m. PT to review fourth quarter and year-end 2015 financial results, 2016 guidance and pipeline progress.

Analysts and investors can participate in the conference call by dialing 1-855-420-0692 (domestic) and 1-484-756-4194 (international) using the conference ID# 65692289. A webcast of the conference call will be accessible through a link in the Investor Relations section of the OncoMed website: http://www.oncomed.com. An audio replay of the conference call can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 utilizing the conference ID number listed above. The web broadcast of the conference call will be available for replay through April 30, 2016 via the OncoMed website.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics. OncoMed has seven anti-cancer product candidates in clinical development, including demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), ipafricept (FZD8-Fc, OMP-54F28), and anti-RSPO3 (OMP-131R10), which each target key cancer stem cell signaling pathways including Notch, Wnt and R-spondin LGR. OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK). OncoMed is advancing its wholly owned GITRL-Fc candidate and an undisclosed immuno-oncology candidate that is part of OncoMed’s collaboration with Celgene (IO#2) toward clinical trials in the 2016-2017 timeframe.

Additional information can be found at the company’s website: www.oncomed.com.

OncoMed Reports Fourth Quarter and Year End 2015 Financial Results

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed’s expectations and guidance regarding projected expenses for 2016 and year-end cash for 2016; the period during which cash will be available to fund OncoMed’s operating expenses and capital expenditures; the timing of when data from OncoMed’s clinical trials will be available and presented; OncoMed’s ability to advance and grow its research and development pipeline, including its ability to complete enrollment in PINNACLE and YOSEMITE by year end, to initiate new Phase1b clinical trials for demcizumab, brontictuzumab and anti-DLL4/VEGF bispecific as planned, and to advance one of its immuno-oncology programs to an IND filing in 2016 and another to clinical trials in the late 2016/early 2017 timeframe; the timing of closure of selected clinical trials; OncoMed’s ability to achieve future milestones and option fees from its partners, and the timing of those milestones and fees; the timing of OncoMed’s presentation of opt-in data packages to its partners and their potential opt-in decisions; and the potential extension of GSK’s option for brontictuzumab through the end of Phase 1b. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed’s dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed’s ability to raise additional capital to support the development of its unpartnered programs; OncoMed’s reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed’s reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed’s ability to discover, develop and commercialize additional product candidates; and OncoMed’s dependence on its Chairman and Chief Executive Officer, its Executive Vice President, Research and Development, its Chief Medical Officer and other key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed’s business in general, see OncoMed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission (SEC) on March 10, 2016.

Contact:

Michelle Corral

Senior Director, Investor Relations and Corporate Communications

OncoMed Pharmaceuticals

michelle.corral@oncomed.com

(650) 995-8373

OncoMed Reports Fourth Quarter and Year End 2015 Financial Results

ONCOMED PHARMACEUTICALS, INC.

Condensed Statements of Operations

(Unaudited)

(Amount in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Total revenue:	$6,838	$8,515	$25,899	$39,559

Operating expenses:
Research and development	26,683	20,554	92,873	76,430
General and administrative	4,976	3,585	18,583	13,753

Total operating expenses	31,659	24,139	111,456	90,183

Loss from operations	(24,821)	(15,624)	(85,557)	(50,624)
Interest and other income (expense), net	27	22	170	105

Loss before income taxes	(24,794)	(15,602)	(85,387)	(50,519)
Income tax provision (benefit)	(15)	(546)	20	(509)

Net loss	$(24,779)	$(15,056)	$(85,407)	$(50,010)

Net loss per common share, basic and diluted	$(0.82)	$(0.50)	$(2.84)	$(1.69)
Shares used to compute net loss per common share, basic and diluted	30,108,765	29,834,186	30,028,684	29,664,326

ONCOMED PHARMACEUTICALS, INC.

Condensed Balance Sheets

(Unaudited)

(Amount in thousands)

	December 31, 2015	December 31, 2014

Cash, cash equivalents and short-term investments	$157,279	$231,966
Prepaid and other assets	80,608	15,876

Total assets	$237,887	$247,842

Deferred revenue	$201,155	$148,870
Other liabilities	33,181	22,605
Stockholders’ equity	3,551	76,367

Total liabilities and stockholders’ equity	$237,887	$247,842

OncoMed Reports Fourth Quarter and Year End 2015 Financial Results

ONCOMED PHARMACEUTICALS, INC.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amount in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Reconciliation of non-GAAP financial measures
GAAP net (loss):	$(24,779)	$(15,056)	$(85,407)	$(50,010)
Adjustment:
Stock-based compensation:	$3,451	$1,996	$10,766	$6,194
Depreciation and amortization:	427	375	1,643	1,430
Deferred rent adjustment:	(171)	(157)	(679)	(624)
Deferred revenue:	66,345	(6,015)	52,284	(35,059)

Non-GAAP net income (loss):	$45,273	$(18,857)	$(21,393)	$(78,069)

GAAP earning per share:	$(0.82)	$(0.50)	$(2.84)	$(1.69)
Shares used to compute GAAP net loss per common share, basic and diluted	30,108,765	29,834,186	30,028,684	29,664,326
Non-GAAP earning per share:	$1.50	$(0.63)	$(0.71)	$(2.63)
Shares used to compute Non-GAAP net income (loss) per common share, basic and diluted	30,108,765	29,834,186	30,028,684	29,664,326